EXHIBIT 10.1

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT, made as of February 26, 2010 (this "Agreement”), by and between Castle Brands Inc., a Florida corporation, its subsidiaries and affiliates (the “Company”), and Mark Andrews (the “Chairman”), an individual residing at [address];

In consideration of the mutual covenants set forth in this Agreement, the parties hereto agree, effective as of February 26, 2010, as follows:

AGREEMENT:

1. Employment. Subject to the terms of this Agreement, the Company agrees to continue to employ Chairman, and Chairman agrees to accept such continued employment, as the non-executive Chairman of the Board of Directors of Castle Brands Inc. As such, Chairman will have responsibility for such job-related duties as shall be mutually agreed to from time to time by the Chairman on the one hand and the President and the Board of Directors of the Company on the other.

2. Performance of Services. Chairman shall devote such business time, attention, skill and efforts to the performance of his duties under this Agreement as shall reasonably be necessary to carry out his duties hereunder, but shall be free to engage in such other business or occupation during the period of his employment as he may choose; provided, however, that no such activity conflicts with the interests of the Company or interferes with the proper and efficient performance of his duties for the Company. Notwithstanding the foregoing, nothing herein shall preclude Chairman from (i) serving as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) or employee of for-profit companies (other than competitors of the Company) or charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing personal and/or family investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Chairman so as not to materially interfere or conflict, individually, or in the aggregate, with the performance of his duties and responsibilities hereunder.

3. Term. Chairman will be employed for a term commencing on the date hereof and ending on May 1, 2012 (the “Term”), unless his employment is terminated prior to the expiration of the Term pursuant to Section 6 hereof.

4. Compensation. During the Term of this Agreement the Company agrees to pay to Chairman:

(a) Salary. A salary (the “Base Salary”) at the rate of $100,000 per year, payable in accordance with the Company’s standard payroll practices as in effect from time to time. Such Base Salary may be increased (but not decreased) on the basis of periodic reviews, in the sole discretion of the Compensation Committee of the Board of Directors of the Company.

(b) Stock Option Grants. Chairman shall be eligible to receive such options to purchase Common Stock of the Company as may be granted from time to time by the Compensation Committee of the Board of Directors of the Company.

(c) Incentive Bonus. The Chairman shall be eligible to receive an incentive bonus, to be determined in the sole discretion of the Compensation Committee of the Board of Directors of the Company.

(d) Other Benefits. Chairman will be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in all profit-sharing, hospitalization, insurance, medical, disability, or other fringe benefit plans generally available to other employees of the Company.

(e) Compliance with Company Policies. The Chairman shall substantially comply with all Company practices, policies and procedures of which he shall have notice (including the Company’s expense policies) as in effect from time to time.

5. Expenses. The Company will reimburse Chairman for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company and affiliates, upon the submission to the Company of appropriate invoices therefor in accordance with the Company’s policies and procedures as in effect from time to time for Company employees.

6. Termination.

(a) Termination by the Company. The Company may terminate the employment of Chairman hereunder at any time. Notice of any such termination must be in writing and will be effective thirty (30) days following receipt by Chairman. In the event that the employment of Chairman is terminated pursuant to this clause (a), the Company will pay to Chairman the amount of all accrued but unpaid Base Salary to the date of such termination, in accordance with the standard payroll practices of the Company as in effect from time to time.

(b) Termination by Chairman. Chairman may terminate his employment hereunder at any time. Notice of any such termination must be in writing and will be effective thirty (30) days after receipt by the Company. In the event that Chairman terminates employment pursuant to this clause (b), the Company will pay to Chairman the amount of all accrued but unpaid Base Salary to the date of such termination.

(c) Termination Upon Death. This Agreement will terminate automatically on the death of Chairman. In the event that the employment of Chairman is terminated pursuant to this clause (c), the Company will pay to the representative of Chairman the amount of all accrued but unpaid Base Salary to the date of such termination.

7. Confidentiality.

(a) Chairman will not, at any time following the date of this Agreement, and regardless of whether Chairman continues to be employed by the Company, and if Chairman’s employment has been terminated, regardless of the manner, reason, time or cause thereof, directly or indirectly reveal, report, publish, disclose, transfer or furnish to any person not entitled to receive the same, any material Proprietary Information (as hereinafter defined). The term “Proprietary Information” means any material information which at the time or times concerns or relates to any aspect of any business that the Company or its subsidiaries are involved in or actively contemplating (the “Business”) and which is confidential and proprietary to the Business. Proprietary Information includes items, materials and information concerning the following: marketing plans or strategies; budgets; designs; intellectual property and trade secrets; and product plans. Notwithstanding the foregoing, “Proprietary Information” does not include any information to the extent it becomes generally known to persons engaged in businesses similar to the Business through no fault of Chairman or any information which Chairman is required to disclose as a result of a subpoena or other legal process.

(b) Upon termination of Chairman’s employment with the Company, Chairman (or his personal representative) must deliver to the Company whatever property described in this Section 7, which is in his possession or control, as the Company may request.

8. Representations and Warranties. Chairman represents and warrants to the Company that he is not a party to any prior employment agreement or other agreement which restricts, interferes with or impairs, or which might be claimed to restrict, interfere with or impair, in any way, Chairman’s use of any information or Chairman’s execution or performance of this Agreement.

9. Discoveries and Improvements. Chairman acknowledges and agrees that all inventions, discoveries, and improvements, whether patentable or unpatentable, made, devised, or discovered by Chairman, whether by himself, or jointly with others, from the date hereof until the expiration of the Term hereof, reasonably deemed to be directly related to the Business, will be promptly disclosed in writing to the President (or such other officer as the President may designate) of the Company and will be the sole and exclusive property of the Company. Chairman agrees to execute any assignments to the Company or its nominee of his entire right, title, and interest in and to any such inventions, discoveries, and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, copyrights or trademarks at the cost of the Company, with respect thereto in the United States and in all foreign countries, that may be requested by the Company. Chairman further agrees, whether or not in the employ of the Company, to cooperate to the extent and in the manner requested by the Company in the prosecution or defense of any patent, trademark or copyright claims or any litigation or other proceeding involving any inventions, trade secrets, processes, discoveries, or improvements covered by this Agreement, but all expenses thereof will be paid by the Company.

10. Restrictive Covenants.

(a) Chairman acknowledges and agrees that his position with the Business places him in a position of confidence and trust with respect to Proprietary Information. Chairman consequently agrees that it is reasonable and necessary for the protection of the goodwill of the Business that Chairman make the covenants contained herein. Accordingly, Chairman agrees that during the Term of this Agreement and for a period of twelve (12) months after the date of termination of Chairman’s employment hereunder for any reason Chairman will not, without the prior written consent of the Company, (i) employ, solicit or encourage to leave the employ of the Company, or to become employed by any person other than the Company, any employee of the Company, or (ii) persuade or attempt to persuade any customer of the Company as of the date of the termination of Chairman’s employment, to cease doing business with, or to reduce the amount of business it does with, the Company or solicit the business of any of the Company’s customers as of the date of the termination of Chairman’s employment hereunder with respect to any product or service which competes with the products and services of the Company as of the date of termination of Chairman’s employment. As used in this Section 10, the term Company includes the Company and its subsidiaries.

(b) Chairman has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under Sections 10 and 11 of this Agreement and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to avoid competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Chairman, would not operate as a bar to Chairman’s sole means of support, are required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the benefit otherwise afforded him by this Agreement.

11. Certain Remedies. The parties hereto acknowledge that in the event of a breach or a threatened breach by Chairman of any of his obligations under Sections 7, 9 or 10 of this Agreement the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Chairman, the Company will be entitled to such equitable and injunctive relief as may be available to restrain Chairman and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof, and nothing herein will be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

12. Notices. All notices hereunder must be in writing and addressed to the Secretary of the Company at 122 East 42nd Street, Suite 4700, New York, NY 10168 and to Chairman at the address listed above. Each such address for notice may be changed by notice of such change given to the other party hereto. All such notices will be effective upon receipt.

13. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, whether written or oral, of the parties hereto or affiliate relating to the subject matter hereof. No amendment, waiver or modification hereof will be valid or binding unless made in writing and signed by the parties hereto (in the case of an amendment or modification) or by the party against whom enforcement is sought (in the case of a waiver).

14. Governing Law; Arbitration. This Agreement will be governed, interpreted and construed according to the internal laws of the State of New York without regard to conflict of laws principles. Any controversy or claim arising out of, or relating to, this Agreement or the breach thereof, must be promptly settled by arbitration by a panel of three arbitrators in New York, New York, in accordance with the Commercial Rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof It is expressly understood that the arbitrator will have the authority to grant legal and equitable relief, including both temporary restraints and preliminary injunctive relief to the same extent as could a court of competent jurisdiction, and that the arbitrator is empowered to order either side to fully cooperate in promptly resolving any controversies or claims under this Agreement. Notwithstanding the foregoing, in the event of a breach or threatened breach by Chairman of any provision of Section 7, 9 or 10 of this Agreement, the Company will be entitled to seek an injunction from any court of competent jurisdiction and Chairman hereby submits to the personal jurisdiction of any such court.

15. Severability. Should any part of this Agreement be held or declared to be void or illegal for any reason by an arbitrator or court of competent jurisdiction, such provision will be ineffective, but all other parts of this Agreement which can be effected without such illegal part will nevertheless remain in full force and effect.

16. Headings. The Section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

17. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Chairman will be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will collectively constitute a single original.

19. No Reliance; Opportunity to Consult with Counsel. The parties hereto each represent to the other that in executing this Agreement each does not rely upon, and has not relied upon, any representation or statement not set forth herein with regard to the subject matter, basis or effect of this Agreement or otherwise. Chairman acknowledges that he has had an opportunity to consult with an attorney of his choice prior to executing this Agreement.

20. No Assignment. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Chairman except as provided for herein. This Agreement will be binding upon Chairman, his heirs, executors and administrators and upon the Company, its successors and assigns.

21. Entire Agreement. This Agreement, together with any agreements executed by the Company and Chairman in respect of awards under any equity, benefit or welfare plan, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Chairman. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, that certain Second Amended and Restated Employment Agreement, dated as of November 13, 2007, as previously amended, by and between the Company and Chairman.

22. Survival. The provisions of Sections 6, 7, 9, 10, 11, 14, 15, 17, 20, 21 and this Section will survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Castle Brands Inc.	Chairman
By:/s/ Richard J. Lampen	By:/s/ Mark Andrews

Name: Richard J. Lampen Title: President and Chief Executive Officer	Name: Mark Andrews